Exhibit 99.8

Writer:	Lee Chongshen
Tel:	(65) 6443 4920
Fax:	(65) 6443 4921
Email:	chongshen.lee@insightslaw.sg

Our reference: H20220067/YLS/LCS

5 August 2022

BY EMAIL

REPUBLIC POWER GROUP LIMITED

Vistra Corporate Services Centre,

Wickhams Cay II, Road Town, Tortola,

VG1110, British Virgin Islands

Attention: Board of Directors

Dear Sirs,

LEGAL OPINION ON CERTAIN SINGAPORE LAW MATTERS

A.	INTRODUCTION

1.	We are a firm of solicitors qualified to practice the laws of Singapore.

2.	We have been engaged as Singapore counsel by Republic Power Group Limited (“RP BVI”), a company incorporated under the laws of the British Virgin Islands, in relation to certain disclosures in the Registration Statement concerning RP BVI’s wholly-owned subsidiary Republic Power Pte. Ltd. (“RP Singapore”), a company incorporated under the laws of Singapore.

For the purposes of this Legal Opinion, “Registration Statement” means RP BVI’s registration statement on Form F-1 including all amendments or supplements thereto filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in connection with RP BVI’s initial public offering of certain number of ordinary shares and listing of those shares on the Nasdaq Capital Market.

B.	BASIS OF OPINION

3.	This Legal Opinion is limited to the laws of Singapore of general application as at the date of this Legal Opinion as currently applied by the courts of Singapore, and is given on the basis that it will be governed by and construed in accordance with the laws of Singapore. It is subject to changes in law occurring after the date of this Legal Opinion, which could be made on a retroactive basis. In issuing this Legal Opinion, we do not assume any obligation to notify or inform you of any developments subsequent to its date that might render its contents untrue or inaccurate in whole or in part at such later time.

Insights Law LLC | Advocates & Solicitors | Notary Public

(UEN: 201536995N) (Formerly known as Zico Insights Law LLC)

Incorporated in Singapore with limited liability

10 Anson Road, International Plaza, #25-06, Singapore 079903

t. +65 6443 4920 | f. +65 6443 4921 | www.insightslaw.sg

(we do not accept service of court documents by fax or email)

4.	Being a Singapore law firm, we are unable to, and do not advise on, the laws of foreign jurisdictions. Accordingly, we have made no investigation of, do not express or imply any views on and are not qualified to advise in any respect in relation to, the laws of a jurisdiction other than Singapore. We do not purport to be experts on, or be generally familiar with, any laws other than the laws of Singapore. Without prejudice to the generality of the foregoing, this Legal Opinion is not intended to constitute, nor should it be construed as, advice regarding any laws of the United States of America or any State thereof and we express no opinion as to the jurisdiction of any court of the United States of America or any State thereof.

C.	DOCUMENTS EXAMINED

5.	In rendering this Legal Opinion, we have examined the following documents only:

(a)	the share exchange agreement dated 17 November 2021 entered into between RP BVI, RP Singapore and Sai Bin Loi;

(b)	the Register of Members of RP Singapore as at 13 February 2020;

(c)	the electronic Register of Members of RP Singapore dated 17 March 2022;

(d)	the Register of Directors of RP Singapore as at 1 February 2021;

(e)	the electronic Register of Directors of RP Singapore dated 27 April 2022;

(f)	the Register of Transfers of RP Singapore as at 21 April 2017; and

(g)	the resolutions from the meetings of the board of directors and general meetings of shareholders of RP Singapore (“Resolutions”) concerning the allotment, issuance and transfer of shares in RP Singapore,

(collectively, the “Documents”).

6.	We have undertaken only the following searches on RP Singapore for the purposes of this Legal Opinion:

(a)	electronic and computerised searches of instant information (business profile) on RP Singapore conducted on 5 August 2022 with the Accounting and Corporate Regulatory Authority (“ACRA”) (the “ACRA Search”); and

(b)	composite litigation searches and winding-up and judicial management searches conducted on 5 August 2022 in respect of RP Singapore at the Cause Book Search (CBS) Service module of the Integrated Electronic Litigation System (eLitigation) for the years 2020, 2021 and 2022 (in respect of the year 2022, up to 5 August 2022 only) (the “eLitigation Searches”).

7.	Our Legal Opinion herein is given on the basis of the assumptions set out in Section E and is subject to the qualifications set out in Section F. For the purposes of our Legal Opinion, we have not examined or relied on any other documents other than the documents listed above. Our examination of the documents listed above is strictly to the extent that is relevant to our Legal Opinion herein.

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D.	LEGAL OPINION

8.	Subject to the foregoing and the matters set out in Section F, and having regard to such considerations of Singapore law in force applying as at the date of this Legal Opinion as we consider relevant, we are of the opinion that:

(a)	RP Singapore is a company duly and validly incorporated on 1 January 2015 and exists as a live company under the laws of Singapore;

(b)	as at the date of this Legal Opinion, RP Singapore has an issued and paid-up share capital of SGD1,000,000 comprising 1,000,000 ordinary shares, and is a wholly-owned subsidiary of RP BVI;

(c)	the eLitigation Searches revealed (i) no order or resolution for the winding-up of RP Singapore; (ii) no notice of appointment of a receiver or judicial manager for RP Singapore; and (iii) no document which indicated RP Singapore is presently engaged in any investigation, litigation, arbitration or other proceedings;

(d)	insofar as the statements set forth in the Registration Statement under the captions below purport to describe or summarize Singapore laws and legal matters, such descriptions or summaries, to the best of our knowledge, correctly and fairly summarizes and describes the matters referred to therein as at the date hereof, are, to the best of our knowledge, true and accurate in all material respects, and fairly present and summarize in all material respects Singapore legal matters stated therein as at the date hereof; and, to the best of our knowledge, nothing has been omitted from such description which would make the same misleading in any material aspect:

(i)	“Prospectus Summary – Corporate Structure”;

(ii)	“Prospectus Summary – Corporate Information”;

(iii)	“Enforceability of Civil Liabilities – Singapore”;

(iv)	“Corporate History and Structure”;

(v)	“Business – Data Privacy / Data Protection”;

(vi)	“Regulations – Singapore”;

(vii)	“Taxation – Republic of Singapore Taxation”; and

(viii)	“Underwriting – Notice to Prospective Investors in Singapore”.

E.	ASSUMPTIONS

9.	In rendering this Legal Opinion, we have assumed the following without any further enquiry:

(a)	the genuineness of all signatures, seals, duty stamps and chops on originals or copies of all the Documents submitted to us;

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(b)	the authenticity of the Documents submitted to us as originals and the conformity to the originals of the Documents submitted to us as copies;

(c)	that the persons who have attested the affixation of the common seal of a corporation are persons who are authorised to do so by that corporation’s articles of association or other constituent document;

(d)	each of the parties to the Documents, (i) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; or (ii) if an individual, has full capacity for civil conduct; each of them, has full power and authority to execute, deliver and perform its/her/his obligations under such documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws that it/she/he is subject to;

(e)	that the Resolutions were properly passed at such meetings at which a quorum was present throughout by duly appointed directors and in accordance with its constitutional documents and the applicable laws and regulations;

(f)	the Resolutions remain in full force and effect, and have not been rescinded, revoked, terminated, amended or declared null and void;

(g)	that the Documents which are submitted to us are complete and correct, and that the contents thereof are true, correct and complete, and, unless otherwise indicated, have not been amended, supplemented, terminated, rescinded or declared null and void by a court since the date of their execution;

(h)	that each of the Documents governed by laws other than the laws of Singapore is in proper legal form and legal, valid, binding and enforceable in accordance with its terms, under the foreign law in question by which it is expressed to be governed and that insofar as any obligation under any Documents are to be performed in any jurisdiction outside Singapore, its performance will not be illegal or ineffective by virtue of the law of that or those jurisdictions;

(i)	the information disclosed by the ACRA Searche and eLitigation Searches conducted by us is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which has been delivered for filing but was not disclosed at the time of the searches;

(j)	the results of the ACRA Search on RP Singapore revealed all matters required by law to be notified to ACRA, including but not limited to all notices, registrations, submissions or filings required to be submitted to ACRA under the laws of Singapore;

(k)	there are no current or pending investigations, actions, suits or proceedings (including but not limited to claims, litigation, arbitration, administrative, tribunal, regulatory, criminal or insolvency proceedings) against or affecting RP Singapore, its directors and/or shareholders and there is no unsatisfied award, judgment or court order outstanding against RP Singapore, its directors and/or shareholders or any distress, execution or other process that has been levied against the undertakings, properties or assets of RP Singapore, its directors and/or shareholders;

(l)	that there are no other documents which may affect our opinion herein which have not been provided to us;

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(m)	that the contents of the Constitution of RP Singapore are correct and complete, and that there were no legal issues in the incorporation of RP Singapore (not appearing on the face of the Constitution of RP Singapore) on the basis of which a court might dissolve RP Singapore; and

(n)	that there was no fraudulent or deceptive conduct by any person which affects our opinion expressed in this Legal Opinion.

F.	QUALIFICATIONS

10.	In addition to the above, this Legal Opinion is further subject to the following limitations, qualifications and exceptions:

(a)	this Legal Opinion is strictly limited to the matters stated in it and no opinion is implied or may be inferred beyond the matters expressly stated herein;

(b)	this Legal Opinion is based solely on the Documents provided to us. We are not responsible for any inadequacy of failing in such information;

(c)	we have conducted no independent verification of the information produced to us by RP BVI and/or RP Singapore, except on the basis of the information publicly available from the searches we have conducted, as set out in Section C above.

(d)	we express no opinion on any financial, accounting or audit matters;

(e)	this Legal Opinion is subject to (i) applicable bankruptcy, insolvency, liquidation, reorganization, moratorium or similar laws in Singapore affecting creditors’ rights generally, and (ii) possible judicial or administrative actions or any Singapore laws affecting creditors’ rights;

(f)	this Legal Opinion does not imply that a court of Singapore will necessarily grant any remedy, the availability of which is subject to equitable considerations or which is otherwise in the discretion of the court. In particular, orders for specific performance and injunctions are, in general, discretionary remedies under the laws of Singapore and specific performance is not available where damages are considered by the court to be an adequate alternative remedy;

(g)	the courts of Singapore are bound to follow judicial precedents laid down by superior courts of Singapore, but the Court of Appeal, which is the highest court in Singapore, has power to depart from such precedents where adherence will cause injustice in a particular case or constrain the development of law in conformity with the circumstances of Singapore;

(h)	this Legal Opinion is issued based on our understanding of the laws of Singapore. For matters not explicitly provided under the laws of Singapore, the interpretation, implementation and application of the specific requirements under the laws of Singapore are subject to the final discretion of competent Singapore legislative, administrative and judicial authorities, and there can be no assurance that the government agencies will ultimately take a view that is not contrary to our opinion stated herein;

(i)	we may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of RP BVI and RP Singapore;

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(j)	nothing in this Legal Opinion shall be construed as an opinion that the Registration Statement complies with any legal or regulatory requirement as to its contents;

(k)	this Legal Opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently;

(l)	all opinions expressed herein are rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinions expressed herein; and

(m)	as used in this Legal Opinion, the expression “to our best knowledge” or similar language with reference to matters of fact refers to the current actual knowledge of the solicitors of this firm who have worked on matters for RP BVI and RP Singapore in connection with the initial public offering of RP BVI and the transactions contemplated thereunder. Save as disclosed, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of RP BVI and/or RP Singapore or the rendering of this Legal Opinion.

G.	BENEFIT OF OPINION AND RELIANCE

11.	This Legal Opinion is delivered solely for the purpose of and in connection with the Registration Statement publicly filed with the U.S. Securities and Exchange Commission on the date of this Legal Opinion and may not be used for any other purpose without our prior written consent.

12.	We hereby consent to the use of this Legal Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully

INSIGHTS LAW LLC

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